JOINT INSURED AGREEMENT

This Amended and Restated Joint Insured Agreement made as of February 23, 2012 by and among Hatteras Investment Partners LLC, Hatteras Investment Management, LLC, Hatteras Capital Investment Management, LLC, Hatteras Capital Investment Partners, LLC (the “Corporate Entities”) and the investment companies listed on Schedule A hereto (the “Funds”) (each Corporate Entity and each Fund, an “Assured” and collectively, the “Assureds”), which are described in part (b) of Rule 17g-1 of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (“Rule 17g-1”);

1. Each of the Assureds is jointly insured against specified fidelity and other losses under an Investment Company Blanket Bond currently issued in the aggregate amount of $5,000,000 by Federal Insurance Company (the “Bond”);

2. Each Assured agrees to maintain fidelity coverage equal to that required by Rule 17g-1. All Assureds agree to maintain aggregate coverage for all other losses insured against under the Bond in the amounts set forth in the Bond, unless otherwise agreed by the Assureds. Ten percent (10%) of the premium cost for the Bond (the “Bond Premium”) will be shared by among the Corporate Entities. Ninety percent (90%) of the Bond Premium shall be shared among Hatteras Master Fund, L.P. (the “Master Fund”), Hatteras Core Alternatives Fund, L.P., Hatteras Core Alternatives TEI Fund, L.P., Hatteras Core Alternatives Institutional Fund, L.P., Hatteras Core Alternatives TEI Institutional Fund, L.P. (collectively, the “Feeder Funds”), Hatteras VC Co-Investment Fund II, LLC, Hatteras Global Private Equity Partners Institutional, LLC, Hatteras GPEP Fund II, LLC, Hatteras Sector Select Fund and Hatteras Sector Select Institutional Fund (collectively, the “Funds”). The Bond Premium shall be prorated among the Funds based on the assets held by each Fund, subject to adjustment from time to time pursuant to the procedure set forth in paragraphs 3 and 4 hereof. The portion of the Bond Premium owed by each Feeder Fund shall be determined by multiplying the amount of Bond Premium owed by the Master Fund by the percentage of the Master Fund’s investment attributable to the investment of that Feeder Fund. The Master Fund shall owe the premium attributable to it assets not owed by the Feeder Funds.

3. In the event that any Assured determines that the amount of its coverage should be reduced, such reduction will be effected and a return of the reallocated premium made if and to the extent that one or more of the other participating Assureds requires or desires an increased amount of insurance coverage.

4. Any Assured may, pursuant to a resolution or policy of its Board of Directors/ Trustees/ Managers, have a greater amount of fidelity insurance and have other insurance overages in additional amounts provided by the Bond if the total coverage under the Bond (including any increase of adjustment) can include such insurance and the allocation of premium to such Assured for the remaining term of the Bond will be based on the ratio of its elected coverage to the total amount of coverage under the Bond.

5. In the event a loss is sustained by two or more of the Assureds that exceeds the Bond’s limit of liability, the amount of such recovery will be prorated in the ratio of the insured losses of such Assureds, provided that for fidelity losses under the Bond, such recovery for a Fund will be at last equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required of that Assured by paragraph (d)(1) of Rule 17g-1.

6. An investment company (a “New Assured”) having an investment adviser or subadvisor that is, or is affiliated with, Hatteras Investment Partners LLC or Hatteras Capital Investment Management, LLC (“Hatteras”) and either having the same Board of Directors/ Trustees/ Managers as the Assureds, may become a named insured under the Bond. Such New Assured shall be deemed to be added to Schedule A; provided that the Assureds agree to any increase in aggregate coverage under the Bond if necessary, and provided that the New Assured causes this Agreement to be signed on its behalf as of the date it agrees to the terms and conditions of this Agreement.

7. Each of the Assureds understands and agrees that the obligations of the Assureds under this Agreement are not binding upon any beneficial owner or Director of the Assureds personally, but bind only the Assureds and their respective property. Each of the Assureds represents that it has notice of the provisions of the Agreements of Limited Partnership of the Assureds organized as Delaware limited partnership disclaiming shareholder, director, limited partner and general partner liability for acts or obligations of such Assureds.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HATTERAS MASTER FUND, L.P.		HATTERAS CORE ALTERNATIVES FUND, L.P.

By:	/s/ J. Michael Fields	By :	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS CORE ALTERNATIVES TEI FUND, L.P.		HATTERAS CORE ALTERNATIVES INSTITUTIONAL FUND, L.P.

By:	/s/ J. Michael Fields	By :	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS CORE ALTERNATIVES TEI INSTITUTIONAL FUND, L.P.		HATTERAS VC CO-INVESTMENT FUND II, LLC

By :	/s/ J. Michael Fields	By :	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS GLOBAL PRIVATE EQUITY PARTNERS INSTITUTIONAL, LLC		HATTERAS GPEP FUND II, LLC

By:	/s/ J. Michael Fields	By :	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS SECTOR SELECT FUND		HATTERAS SECTOR SELECT INSTITUTIONAL FUND

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	Secretary	Title:	Secretary

HATTERAS INVESTMENT MANAGEMENT, LLC		HATTERAS CAPITAL INVESTMENT MANAGEMENT, LLC

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	C.O.O.	Title:	C.O.O.

HATTERAS CAPITAL INVESTMENT PARTNERS, LLC		HATTERAS INVESTMENT PARTNERS LLC

By:	/s/ J. Michael Fields	By:	/s/ J. Michael Fields
Name:	J. Michael Fields	Name:	J. Michael Fields
Title:	C.O.O.	Title:	C.O.O.

Schedule A

Hatteras Master Fund, L.P.
Hatteras Core Alternatives Fund I, L.P.
Hatteras Core Alternatives TEI Fund, L.P.
Hatteras Core Alternatives Institutional Fund, L.P.
Hatteras Core Alternatives TEI Institutional Fund, L.P.
Hatteras VC Co-Investment Fund II, LLC
Hatteras Global Private Equity Partners Institutional, LLC
Hatteras GPEP Fund II, LLC
Hatteras Sector Select Fund
Hatteras Sector Institutional Fund